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                            ARTICLES OF INCORPORATION

                                       OF

                      LEHIGH CONSUMER PRODUCTS CORPORATION


     In compliance with the requirements of Section 1306 of the Pennsylvania Business Corporation Law of 1988, as amended (15 Pa. C.S.A.ss.1306), the undersigned, desiring to be incorporated as a business corporation, hereby certifies that:

1.   The name of the corporation is Lehigh Consumer Products Corporation.

2. The address of the initial registered office of the corporation in the Commonwealth of Pennsylvania is 2834 Schoeneck Road, Macungie, PA 18062-9679, in Lehigh County.

3. The corporation is incorporated under the Pennsylvania Business Corporation Law of 1988, as amended, and shall have unlimited power to engage in all lawful business for which corporations may be incorporated under the Pennsylvania Business Corporation Law of 1988, as amended.

4. The aggregate number of shares which the corporation shall have authority to issue is 10,000 Common Shares, par value $1.00 per share.

5. Shareholders shall not have cumulative voting rights in the election of directors.

6. No director of the corporation shall be personally liable, as such, for monetary damages for any action taken, or any failure to take any action, except to the extent that by law a director's liability for monetary damages may not be limited. No amendment or repeal of this article 6 shall apply to or have any effect on the liability or alleged liability of any director of the corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

7. No officer shall be personally liable for monetary damages (other than under criminal statutes and under federal, state and local laws imposing liability on officers for the payment of taxes) unless his conduct constitutes self-dealing, willful misconduct or recklessness. No amendment or repeal of this article 7 shall apply to or have any effect on the liability or alleged liability of any officer of the corporation for or with respect to any acts or omissions of such officer occurring prior to such amendment or repeal.
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8.   Section 2538(a) of the Pennsylvania Business Corporation Law of 1988, as
     amended (15 Pa. C.S.A.ss.2538(a) and Subchapter E, Subchapter F, Subchapter G and Subchapter H or 15 Pa. C.S.A. Chapter 25 and any successor provisions shall not be applicable to the corporation.

9.   The name and post office address of the incorporator are as follows:


              Name                                        Address
              ----                                        -------
     Katherine C. Lenard                         Drinker Biddle & Reath
                                                 1000 Westlakes Drive
                                                 Suite 300
                                                 Berwyn, PA 19312

     IN TESTIMONY WHEREOF, the incorporator has signed these Articles of Incorporation this 5th day of December, 1997.


                                        /s/ Katherine C. Lenard
                                        ------------------------
                                        Katherine C. Lenard
                                        Incorporator